Exhibit 12.1

                          HOVNANIAN ENTERPRISES, INC.
       Statement setting forth computation showing the ratio of earnings to fixed charges, including wholly owned
                   mortgage banking and finance subsidiaries
                            (Dollars in Thousands)


                                                Six
                                                Months                  Year        Year        Year        Year
                                                Ended       Year        Ended       Ended       Ended       Ended
                                                April       Ended      October     October     October     October
                                                30,      October 31,     31,         31,         31,         31,
                                                2001        2000        1999        1998        1997        1996
                                                 Actual    Actual      Actual      Actual      Actual      Actual
                                                ---------------------------------------------------------------------

Net Income (Loss)............................    20,983   33,163       30,075      25,403      (6,970)     17,287
Add:
  Federal and State Income Taxes.............    13,144   18,655       19,674      15,141      (5,154)      7,719
  Extraordinary Loss.........................                             868         748
  Interest Expensed Res & Comm...............    23,454   34,956       31,570      39,352      37,704      32,157
  Interest Expensed Mortgage & Finance
    Subsidiaries.............................     1,323    2,491        3,240       3,099       1,778       2,354
  Amortization of Bond Prepaid Expenses......       484      670          549         625         636         671
  Minority Interest..........................       (48)     910
                                                ---------------------------------------------------------------------
    Total Earnings...........................    59,340   90,845       85,976      84,368      27,994      60,188
                                                =====================================================================

Fixed Charges:
  Interest Incurred Res & Comm...............    23,905   38,878       24,594      28,947      34,777      35,551
  Interest Incurred Mortgage & Finance
    Subsidiaries.............................     1,323    2,491        3,240       3,099       1,778       2,354
  Amortization of Bond Prepaid Expenses......       484      670        1,033       1,043         636         671
  Amortization of Bond Discount..............       179       30
                                                ---------------------------------------------------------------------
                                                ---------------------------------------------------------------------
    Total Fixed Charges......................    25,891   42,069       28,867      33,089      37,191      38,576
                                                =====================================================================

  Ratio                                            2.3      2.2         3.0         2.5       (a)           1.6

(a) Earnings for the year ended October 31, 1997 were insufficient to cover fixed charges for such period by $9,197,000.